Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Incentive Stock Option and Restricted Stock Plan and 2013 Stock Option and Incentive Plan, of Esperion Therapeutics, Inc. of our report dated April 12, 2013 (except Note 1(A) and Note 18, as to which the date is April 19, 2013, and for Note 1(B), as to which the date is June 11, 2013) with respect to the financial statements of Esperion Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-188595) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

July 1, 2013